CERTIFICATE OF ENGLISH TRANSLATIONS

Pursuant to Rule 306 of Regulation S-T, the registrant certifies that the following exhibits in Item 19: (1) Articles of Incorporation and (2) Share Handling Regulations are fair and accurate English translation.

SONY CORPORATION
(Registrant)

By:	/S/ TERUHISA TOKUNAKA
(Signature) Teruhisa Tokunaka Executive Deputy President and Chief Financial Officer

Date:  June 21, 2002